Exhibit 10.6

ARCIMOTO, INC.

2018 omnibus STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made by and between Arcimoto, Inc. (the “Company”) and _____________________ (“Grantee”) effective as of the Date of Grant (as defined below). This Agreement sets forth the terms and conditions associated with the Company’s award to Grantee of shares of Common Stock pursuant to the Arcimoto, Inc. 2018 Omnibus Stock Incentive Plan (the “Plan”) for the number of Shares set forth below. Terms with initial capitalized letters not explicitly defined in this Agreement but defined in the Plan will have the same definition and meaning as in the Plan.

1. Grant of Stock. The Company hereby agrees to issue to Grantee ____________________________ (#####) shares of Common Stock (the “Shares”) effective as of _________ (the “Date of Grant”). All of the Shares received by Grantee from the Company pursuant to this Agreement are subject to the terms of this Agreement, including but not limited to an option by the Company to repurchase such Shares in certain cases. All references to the number of Shares will be appropriately adjusted to reflect any stock split, stock dividend, or other change in capitalization that may be made by the Company after the date of this Agreement, as provided in Section 13 of the Plan.

2. Vesting. The Shares are unvested when granted, and will vest as described on Exhibit A hereto, subject to Grantee’s Continuous Service with the Company or a Related Entity. Vesting will terminate upon the termination of Grantee’s Continuous Service.

3. Company’s Repurchase Option. In the event that a Triggering Event (as defined below) occurs, the Company will have an option (the “Repurchase Option”) for a period of 90 days from the date of such event, to repurchase any of the Shares that are not vested under the vesting schedule set forth on Exhibit A hereto as of the date of such Triggering Event (the “Unvested Shares”) for no additional consideration. In the event that the Company elects to exercise the Repurchase Option, it will be exercised by the Company by written notice to Grantee, which notice will specify the number of Shares and the time (not later than 30 days from the date of the Company’s notice) and place for the closing of the repurchase of the Shares. Upon delivery of such notice and payment of the purchase price, if any, in accordance with the terms herewith, the Company will become the legal and beneficial owner of the Shares being repurchased and all rights and interests therein or relating thereto, and the Company will have the right to retain and transfer to its own name the number of Shares being repurchased by the Company. As used herein, the term “Triggering Event” means a termination of Grantee’s Continuous Service with the Company or a Related Entity for any reason.

4. Release of Shares from Repurchase Option. In the event the Repurchase Option is triggered pursuant to a Triggering Event and the Company (or its assigns) fails to exercise the Company’s option for the repurchase of any or all of the Shares then, upon the expiration of the 90-day option period, any and all such Shares not repurchased by the Company will be released from the Repurchase Option. Upon the release of the Repurchase Option, any Unvested Shares will immediately vest.

5. Ownership Rights. Grantee, as beneficial owner of the Shares, will have full voting rights with respect to the Shares during and after the vesting period, except to the extent repurchased pursuant to the Repurchase Option. Grantee will be entitled to receive dividends with respect to Unvested Shares prior to the vesting of such Shares as follows: (a) any regular cash dividends paid with respect to an Unvested Share will be retained by the Company and will be paid to Grantee, without interest, within thirty (30) days after the associated Share vests as provided in Section 2 hereof, and will be forfeited if and when the associated Share is repurchased, and (b) any property (other than cash) distributed with respect to an Unvested Share (including without limitation a distribution of stock by reason of a stock dividend, stock split, or otherwise, or a distribution of other securities with respect to an associated Share) will be subject to the restrictions of this Agreement in the same manner and for so long as the associated Share remains subject to those restrictions, and will be forfeited if and when the associated Share is repurchased or will vest if and when the associated Share vests. If any Shares are repurchased pursuant to the Repurchase Option, then, on the date of such repurchase, Grantee will no longer have any rights as a stockholder with respect to such repurchased Shares or any interest therein.

6. Conditions to Issuance of Shares.

(a) If required by the Administrator in its discretion, Grantee will execute a joinder agreement (in form acceptable to the Administrator) such that Grantee will become a party to any stockholders agreement, investor rights agreement, or similar agreement as may be entered into from time to time by and among the Company and the holders of the Company’s stock. Any such agreement may contain restrictions on the transferability of the Shares (such as a right of first refusal or a prohibition on transfer) and such shares may be subject to call rights and drag-along rights of the Company and certain of its stockholders. The Company will also have any repurchase rights set forth in such agreements, the Plan or this Agreement, if any.

(b) No Shares will be issued pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. The Company may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those Shares.

7. Restrictive Legends. The Shares will bear appropriate legends as determined by the Company.

8. Restrictions on Transfer. Except for (a) a transfer to a Permitted Transferee (as defined below) made in compliance with the Applicable Laws, or (b) a transfer pursuant to the laws of descent and distribution upon Grantee’s death made in compliance with the Applicable Laws, none of the Unvested Shares or any beneficial interest therein may be transferred, pledged, hypothecated, encumbered or otherwise disposed of in any way. For purposes of this Agreement, “Permitted Transferee” shall mean Grantee’s spouse, lineal ancestors or descendants, natural or adopted, and a spouse of a lineal ancestor or descendant, or a trust for the sole benefit of such persons or any of them. All transferees of Shares or any interest therein (including Permitted Transferees) will receive and hold such Shares or interest subject to the provisions of this Agreement, and will agree in writing to take such Shares or interest therein subject to all the terms of this Agreement, including restrictions on further transfer. Any sale or transfer of the Company’s Shares will be void unless the provisions of this Agreement are met.

9. Tax Consequences.

(a) Grantee has reviewed with Grantee’s own tax advisors the federal, state, local and foreign (if applicable) tax consequences of the grant of the Shares and the transactions contemplated by this Agreement. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee (and not the Company) will be responsible for Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

(b) Grantee understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. Grantee understands that he/she may elect to be taxed at the time the Shares are received rather than when and as the Repurchase Option expires by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of transfer of the Shares. If Grantee makes any tax election relating to the treatment of the Shares under the Code, at the time of such election Grantee will promptly notify the Company of such election.

(c) GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S OR ITS REPRESENTATIVES’ TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON GRANTEE’S BEHALF.

(d) Grantee understands that, at the time that the Shares are granted, or at the time of vesting, Grantee may incur tax obligations under federal, state, local, and/or foreign law, and the Company may be required to withhold amounts from Grantee’s compensation or otherwise collect from Grantee related to such obligations. Grantee agrees that the Company (or a Related Entity) may satisfy such withholding obligations relating to the Shares by any of the following means or by a combination of such means, in the Company’s discretion: (i) withholding from any compensation otherwise payable to Grantee by the Company; (ii) causing Grantee to tender a cash payment; or (iii) withholding Shares with a Fair Market Value (measured as of the date the tax withholding obligations are to be determined) equal to the amount of such tax withholding obligations from the Shares otherwise issuable to Grantee; provided, however, that the number of such Shares so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the applicable statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes as determined by the Administrator (or such lesser amount as may be necessary to avoid classification of the Shares as a liability for financial accounting purposes). Grantee understands that all matters with respect to the total amount of taxes to be withheld in respect of such compensation income will be determined by the Company in its reasonable discretion. Grantee further understands that, although the Company will pay withheld amounts to the applicable taxing authorities, Grantee remains responsible for payment of all taxes due as a result of income arising under the Agreement.

10. Award Not a Service Contract. This Agreement is not employment or service contract, and nothing in this Agreement creates or will be deemed to create in any way whatsoever any obligation on Grantee’s part to continue in the service of the Company or a Related Entity, or of the Company or a Related Entity to continue Grantee’s service.

11. Governing Plan Document. This Agreement is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

12. Miscellaneous.

(a) Notices. Any notice, demand or request required or permitted to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally, one day after deposit with a recognized international delivery service (such as FedEx), or three days after deposit in the U.S. mail, first class, certified or registered, return receipt requested, with postage prepaid, in each case addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may designate by notifying the other in writing.

(b) Successors and Assigns. The rights and obligations of the Company and Grantee hereunder will be binding upon, inure to the benefit of and be enforceable against their respective successors and assigns, legal representatives and heirs. Whenever the Company has the right to repurchase Shares hereunder, whether pursuant to the Repurchase Option or otherwise, the Company may designate and assign to one or more assignees the right to exercise all or part of the Company’s repurchase rights under this Agreement to purchase all or a part of such Shares.

(c) Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(d) Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both Grantee and the Company.

(e) Choice of Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Oregon, without giving effect to the choice of law rules of any jurisdiction.

(f) Entire Agreement. This Agreement, along with the Plan, constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to such subject matter.

IN WITNESS WHEREOF, the Company and Grantee have executed this Restricted Stock Award Agreement effective as of the Date of Grant.

COMPANY:

Arcimoto, Inc.

By:
Name:
Title:

Address:

GRANTEE:

[NAME]

(SEAL)

Address:

EXHIBIT A

VESTING SCHEDULE

The Shares are unvested when granted, and will vest as described below, subject to Grantee’s Continuous Service with the Company or a Related Entity through the applicable vesting dates. Vesting will terminate upon the termination of Grantee’s Continuous Service.

For purposes of this Exhibit A, the “Vesting Commencement Date” is __________.

[Add vesting schedule]